EXHIBIT 99.1

Sussex Bancorp 200 Munsonhurst Road, Rt. 517 Franklin, NJ 07416	Candace Leatham Executive Vice President & Treasurer 973-827-2914

FOR IMMEDIATE RELEASE

SUSSEX BANCORP ANNOUNCES INCREASED 2004 EARNINGS

        FRANKLIN, NEW JERSEY – January 20, 2005– Sussex Bancorp (AMEX:“SBB”) today announced net income $1,591,000 for the year ended December 31, 2004, or $0.85 per basic share compared to net income of $1,441,000, or $0.80 per basic share, for the prior year.

2004 highlights include:

  Net income growth of 10.4%
  Earnings per share increased 6.3%
  Non-interest income increased by $439,000
  Increased capital of $15.2 million through public offering of common stock

        For the year ended December 31, 2004, the Company earned net income of $1,591,000 an increase of approximately 10.4 percent over net income of $1,441,000 for the same period last year. Basic and diluted earnings per share for the year ended December 31, 2004 were $0.85 and $0.82 respectively, compared to $0.80 and $0.78 respectively, in the year ago period.

        The Company’s total interest income increased to $11,791,000 for the year ended December 31, 2004 from $10,771,000 for the same period last year, reflecting the increase in the yields for both the loan and investment portfolios. For the year ended December 31, 2004, the Company’s non-interest income increased by $439,000 or 10.7%, to $4.5 million from $4.1 million for the same period last year.

        The Company’s interest expense decreased to $2,814,000 for the year ended December 31, 2004 from $2,860,000 for the same period last year, despite a year over year increase in total deposits of $22.2 million. The Company’s total non-interest expense increased by $1.1 million, reflecting increases associated with the Company’s growth. The loan loss provision for the year ended December 31, 2004 increased to $558,000 from $405,000 for the same period last year. At December 31, 2004 the Company had total loans of $157 million, compared to total loans of $134.4 million at December 31, 2003.

        At December 31, 2004 the Company had total assets of $278.3 million, compared to total assets of $240.7 million at December 31, 2003. In addition, the Company had total deposits of $230 million, compared to total deposits of $207.7 million at December 31, 2003.

        On December 21, 2004, the Company completed a public offering of shares of its common stock. As part of the offering, the Company sold 1,131,150 shares of common stock, and raised net proceeds of $15.2 million.

        Sussex Bancorp is the holding company for the Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey and for Tri-State Insurance Agency, Inc, Augusta, New Jersey.

SUSSEX BANCORPCONSOLIDATED
STATEMENTS OF INCOME

	For the Year Ended December 31,
(In thousands, except
share and per share data)	2004	2003

Interest income	$11,791	$10,771
Interest expense	2,814	2,860

Net interest income	8,977	7,911
Provision for loan losses	558	405

Net interest income after
provision for loan losses	8,419	7,506
Non-interest income	4,542	4,103
Non-interest expense	10,789	9,663

Income before tax expense	2,172	1,946
Tax expense	581	505

Net income	$1,591	$1,441

Basic earnings per share (as adjusted for 5% stock dividend)	$0.85	$0.80
Diluted earnings per share	0.82	0.78

Shares outstanding:
Basic	1,872,138	1,790,142
Diluted	1,949,112	1,859,407

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS

	Balances as of December 31,

(In thousands)	2004	2003

Cash and due from banks	$10,434	$11,301
Federal funds sold	18,860	4,195

Cash and cash equivalents	29,294	15,496

Interest bearing time deposits with other banks	3,900	3,500
Securities available for sale, at fair value	74,736	76,545
Federal Home Loan Bank stock, at cost	690	760

Loans	156,916	134,374
Allowance for loan losses	(2,274)	(1,734)

Net loans	154,642	132,640

Accrued interest receivable	1,330	1,241
Premises and equipment, net	5,618	4,650
Goodwill, net	2,334	2,124
Other assets	5,731	3,661

Total assets	$278,275	$240,617

Deposits	229,827	207,657
Borrowings	10,000	11,000
Other liabilities	1,641	2,056
Mandatory redeemable capital debentures	5,155	5,000

Total liabilities	246,623	225,713

Total shareholders' equity	31,652	14,904

Total liabilities and shareholders' equity	$278,275	$240,617